Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A of our report dated August 9, 2023, related to the consolidated financial statements of Boxabl Inc., as of December 31, 2022 and 2021 and for the years then ended.

Very truly yours,

San Diego, California

March 27, 2024